Exhibit 99.1

HCP REPORTS THIRD QUARTER 2015 RESULTS

HIGHLIGHTS

•                  FFO as adjusted and FAD per share increased year-over-year by 5% to $0.79 and 3% to $0.67, respectively; FFO per share and EPS were $0.57 and $0.25, respectively

•                  Raised $438 million in proceeds from capital recycling and financing activities during the third quarter and through November 2, 2015

•                  Created a $225 million medical office joint venture with an institutional capital partner in October, adding to our Investment Management platform

•                  Executed 667,000 sq. ft. of leasing in our life science and medical office portfolios, including pre-leasing 38,000 sq. ft. in the first phase of The Cove life science development

•                  Welcomed Justin Hutchens as EVP and Chief Investment Officer - Senior Housing and Care

•                  Named to the Dow Jones Sustainability North America Index for the third consecutive year and the Dow Jones Sustainability World Index for the first time

•                  Increased full year per share guidance for FFO as adjusted to $3.12 — $3.18 and FAD to $2.66 — $2.72

IRVINE, CA, November 3, 2015 — HCP (NYSE:HCP) announced results for the quarter ended September 30, 2015.

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014		Per Share
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share	Change
FFO	$263,370	$0.57	$377,304	$0.82	$(0.25)
Other impairments(1)	96,856	0.21	—	—	0.21
Transaction-related items(2)	1,538	—	(31,026)	(0.07)	0.07
Foreign currency remeasurement losses	4,036	0.01	—	—	0.01
FFO as adjusted	$365,800	$0.79	$346,278	$0.75	$0.04
FAD	$309,946	$0.67	$297,709	$0.65	$0.02
Net income	$115,046	$0.25	$247,208	$0.54	$(0.29)

(1)         Other impairments reflect the previously announced $70 million related to our Four Seasons Health Care senior notes (“Four Seasons Notes”) in September 2015, and $27 million related to our 9% equity investment in HCR ManorCare, Inc. (“HCRMC”) for the quarter ended September 30, 2015. See Note 15 to the Consolidated Financial Statements for the quarter ended September 30, 2015 included in our Quarterly Report on Form 10-Q.

(2)         2014 transaction-related items primarily relate to the Brookdale Transaction that closed in August 2014. See the “Non-GAAP Financial Measures Reconciliations” section of the Management Discussion and Analysis for the quarter ended September 30, 2015 included in our Quarterly Report on Form 10-Q.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

INVESTMENT TRANSACTIONS

During the third quarter, we expanded our senior housing joint venture partnerships with Brookdale Senior Living and MBK Senior Living with $26 million of new investments, bringing our year-to-date total investments to $1.9 billion.

As previously disclosed, in July 2015, we converted a $42 million (£27 million) loan to Maria Mallaband Care Group (“MMCG”) into fee ownership of two care homes in the United Kingdom at an equal value. The properties are triple-net leased to MMCG for an initial term of 15 years.

CAPITAL RECYCLING AND FINANCING ACTIVITIES

During the third quarter and through November 2, 2015, we raised $438 million from our capital recycling and financing activities. The majority of the proceeds were used to pay down our revolving line of credit, which was drawn to fund our 2015 investments. Our financial leverage improved 170 basis points, from 45.4% at the end of the second quarter, to 43.7% primarily as a result of the capital recycling and financing transactions completed through November 2, 2015, as follows:

Capital Recycling

We generated $365 million through 1) asset sales, 2) a new joint venture as part of our Investment Management platform and 3) loan repayments, as follows:

1)             $180 million from asset sales:

•                  $130 million in proceeds from 12 of the 50 non-strategic HCR ManorCare (“HCRMC”) facilities (described below).

•                  $50 million in proceeds from land and other asset sales.

2)             $110 million from a medical office joint venture adding to our Investment Management platform:

•                  In June 2015, we acquired a 1.2 million sq. ft. portfolio of 11 on-campus medical office buildings from Memorial Hermann in a sale lease-back transaction for $225 million. In October, we sold a 49% non-controlling interest for $110 million to Prime Property Fund, an investment fund advised by Morgan Stanley Real Estate Advisors. HCP retained a 51% controlling interest and will act as the managing member of the joint venture.

3)             $75 million from loan repayments:

•                  $52 million (£34 million) from HC-One upon the sale of previously identified non-strategic assets in their operating portfolio.

•                  $23 million in October as repayment for a loan in our hospital segment.

Financing

During the third quarter and through November 2, 2015, we issued 1.8 million shares of common stock at a weighted average price of $40.14 per share for net proceeds of $73 million under our at-the-market equity offering program (“ATM Program”).

HCR MANORCARE UPDATES

HCRMC’s normalized fixed charge coverage ratio for the trailing 12 months ended September 30, 2015 was 1.11x, before any benefit from the non-strategic facility sales described below. On a pro forma basis reflecting the annualized effect from the April 2015 lease amendment and completion of the facility sales, HCRMC’s trailing 12-month normalized fixed charge coverage ratio ended September 30, 2015 would increase to approximately 1.25x. For the nine-month period ended September 30, 2015, HCRMC’s normalized EBITDAR decreased 1.7% or $7 million year-over-year, and normalized EBITDAR margins of 14% remained essentially in-line with the comparable prior year period. HCRMC had cash and cash equivalents of $151 million at September 30, 2015.

During the third quarter, we recorded an impairment charge of $27 million, or $0.06 per share, related to our 9% equity ownership interest in HCRMC, reducing the carrying amount of our equity investment from $48 million to $21 million. The impairment primarily resulted from our review of recent HCRMC operating results and market and industry data, which, among other factors, show a declining trend in admissions from hospitals and continuing trends in mix and length of stay driven by Medicare Advantage and other managed care plans.

Through November 2, 2015, we completed sales of 12 of the 50 non-strategic HCRMC facilities, generating proceeds of $130 million. The remaining 38 facilities are under contract and expected to close over the next six months. Total proceeds from all 50 facilities are expected to exceed $350 million, above the high end of our initial guidance of between $250 and $350 million. As previously announced, HCRMC will receive an annual rent reduction equal to 7.75% of the proceeds received by HCP.

In addition, as part of our lease amendment transaction with HCRMC, through November 2, 2015, we obtained fee ownership in four of the nine recently built post-acute facilities valued at $99 million, with an average occupancy of 85%. Transfer of the remaining five facilities is expected to be completed over the next six months.

LIFE SCIENCE AND MEDICAL OFFICE LEASING

During the third quarter, we completed 667,000 sq. ft. of leasing in our life science and medical office portfolios, consisting of 211,000 sq. ft. of new leases and 456,000 sq. ft. of renewals.

We pre-leased 38,000 sq. ft. in the first phase of The Cove, the newest generation of life science development. The first phase consists of two buildings totaling 253,000 sq. ft. and is expected to be completed in the third quarter of 2016. Visit our website for more information, including a link to see the development progress at www.hcpi.com/portfolio/life-science.

At September 30, 2015, our life science occupancy reached 98.1%, representing the 5th consecutive quarterly all-time high for this segment, and our medical office occupancy was 91.5%, representing the 8th consecutive quarter with occupancy above 90%.

EXECUTIVE MANAGEMENT ADDITION

On September 8, 2015, we welcomed Justin Hutchens as Executive Vice President and Chief Investment Officer — Senior Housing and Care. Mr. Hutchens joined HCP from National Health Investors, Inc. (NYSE: NHI) where he was employed since 2009 and most recently served as President and Chief Executive Officer since 2011. He brings over 20 years of experience in REIT investments and senior care operations.

SUSTAINABILITY LEADERSHIP

In September 2015, HCP was named to the Dow Jones Sustainability North America Index for the third consecutive year, and achieved constituency for the first time in the Dow Jones Sustainability World Index. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

DIVIDEND ARISTOCRAT

On October 29, 2015, our Board of Directors declared a quarterly cash dividend of $0.565 per common share, representing a 3.7% increase over the prior year. The dividend will be paid on November 24, 2015 to stockholders of record as of the close of business on November 9, 2015. HCP has increased its dividend for 30 consecutive years and is the only REIT included in the S&P 500 Dividend Aristocrats index.

UPDATED FULL YEAR 2015 OUTLOOK

For full year 2015, we expect: FFO per share to range between $1.74 and $1.80; FFO as adjusted per share to range between $3.12 and $3.18; FAD per share to range between $2.66 and $2.72; and EPS to range between $0.52 and $0.58. In addition, we continue to expect 2015 Same Property Portfolio Cash Net Operating Income (“SPP Cash NOI”) to increase between 0.0% and 1.0%. Excluding HCRMC, we expect 2015 SPP Cash NOI to increase between 3.25% and 4.25%. These estimates do not reflect the potential impact from unannounced future acquisitions and dispositions. Refer to the “Projected Future Operations” and “Projected SPP Cash NOI” sections of this release for additional information regarding these estimates.

	Full Year 2015 SPP Cash NOI
	Low	High
Senior housing	3.25%	4.25%
Senior housing RIDEA (20 properties)	6.8%	7.8%
Post-acute/skilled nursing	(7.6)%	(6.6)%
Life science	5.8%	6.8%
Medical office	1.6%	2.6%
Hospital	1.8%	2.8%
SPP Cash NOI growth	0.0%	1.0%
SPP Cash NOI growth, excluding HCRMC portfolio	3.25%	4.25%

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, November 3, 2015 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended September 30, 2015. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The participant passcode is 2790781. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through November 18, 2015, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering passcode 10073754. The Company’s supplemental information package for the current period is available with this earnings release on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader for three of the past four years. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) earnings, FFO, FFO as adjusted and FAD applicable to common shares on a diluted basis, SPP Cash NOI growth projections, and other financial projections and assumptions for the full year of 2015; (ii) pro forma leverage ratios, total debt and total gross assets as of November 2, 2015; (iii) the payment of the quarterly cash dividend; and (iv) anticipated outcomes relating to the acquisitions, dispositions, developments and financing activities discussed above. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: our reliance on a concentration of a small number of tenants and operators, for a significant portion of our revenues; the financial weakness of tenants and operators, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and/or operators’ leases or loans; the ability of our tenants and operators to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; the risk that we may not be able to achieve the benefits of investments, including those investments discussed above, within expected time frames or at all, or within expected cost projections; the potential impact of future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on healthcare providers of legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic conditions, and currency exchange rates; changes in the credit ratings on United States (“U.S.”) government debt securities or default or delay in payment by the U.S. of its obligations; our ability to manage our indebtedness level and changes in the terms of such indebtedness; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Real estate:
Buildings and improvements	$12,384,413	$10,972,973
Development costs and construction in progress	355,174	275,233
Land	2,016,606	1,889,438
Accumulated depreciation and amortization	(2,506,844)	(2,250,757)
Net real estate	12,249,349	10,886,887

Net investment in direct financing leases	6,891,030	7,280,334
Loans receivable, net	765,593	906,961
Investments in and advances to unconsolidated joint ventures	607,790	605,448
Accounts receivable, net of allowance of $3,683 and $3,785, respectively	49,994	36,339
Cash and cash equivalents	120,498	183,810
Restricted cash	65,709	48,976
Intangible assets, net	559,677	481,013
Other assets, net	883,333	940,172

Total assets	$22,192,973	$21,369,940

Liabilities and equity
Bank line of credit	$1,000,824	$838,516
Term loans	540,784	213,610
Senior unsecured notes	8,568,729	7,626,194
Mortgage debt	939,982	984,431
Other debt	94,561	97,022
Intangible liabilities, net	73,233	84,723
Accounts payable and accrued liabilities	401,838	432,934
Deferred revenue	112,565	95,411
Total liabilities	11,732,516	10,372,841

Common stock, $1.00 par value: 750,000,000 shares authorized; 464,441,628 and 459,746,267 shares issued and outstanding, respectively	464,442	459,746
Additional paid-in capital	11,612,246	11,431,987
Cumulative dividends in excess of earnings	(1,876,486)	(1,132,541)
Accumulated other comprehensive loss	(32,450)	(23,895)
Total stockholders’ equity	10,167,752	10,735,297

Joint venture partners	106,572	73,214
Non-managing member unitholders	186,133	188,588
Total noncontrolling interests	292,705	261,802

Total equity	10,460,457	10,997,099

Total liabilities and equity	$22,192,973	$21,369,940

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental and related revenues	$293,566	$321,451	$845,382	$894,465
Tenant recoveries	33,084	29,323	94,356	81,867
Resident fees and services	155,290	62,213	367,141	138,205
Income from direct financing leases	155,717	165,687	478,976	495,724
Interest income	19,842	17,517	89,049	51,150
Investment management fee income	454	447	1,372	1,340
Total revenues	657,953	596,638	1,876,276	1,662,751

Costs and expenses:
Interest expense	122,157	111,275	357,569	324,755
Depreciation and amortization	134,704	122,975	369,629	343,496
Operating	173,515	99,599	441,888	254,173
General and administrative	20,534	19,479	74,152	62,034
Acquisition and pursuit costs	1,553	5,475	23,350	13,376
Impairments	69,622	—	592,921	—
Total costs and expenses	522,085	358,803	1,859,509	997,834

Other (expense) income:
Gain on sales of real estate, net of income taxes	52	—	6,377	—
Other (expense) income, net	(1,026)	3,111	11,753	5,750
Total other (expense) income, net	(974)	3,111	18,130	5,750

Income before income taxes and equity income from and impairment of unconsolidated joint ventures	134,894	240,946	34,897	670,667
Income tax benefit (expense)	1,980	(55)	6,620	(2,840)
Equity income from unconsolidated joint ventures	8,314	10,168	33,916	39,388
Impairment of investments in unconsolidated joint ventures	(27,234)	—	(27,234)	—
Income from continuing operations	117,954	251,059	48,199	707,215

Discontinued operations:
Income before gain on sales of real estate, net of income taxes	—	—	—	1,736
Gain on sales of real estate, net of income taxes	—	—	—	28,010
Total discontinued operations	—	—	—	29,746

Net income	117,954	251,059	48,199	736,961
Noncontrolling interests’ share in earnings	(2,592)	(3,405)	(8,566)	(11,311)
Net income attributable to HCP, Inc.	115,362	247,654	39,633	725,650
Participating securities’ share in earnings	(316)	(446)	(1,020)	(1,999)

Net income applicable to common shares	$115,046	$247,208	$38,613	$723,651

Basic earnings per common share:
Continuing operations	$0.25	$0.54	$0.08	$1.52
Discontinued operations	—	—	—	0.06
Net income applicable to common shares	$0.25	$0.54	$0.08	$1.58

Diluted earnings per common share:
Continuing operations	$0.25	$0.54	$0.08	$1.52
Discontinued operations	—	—	—	0.06
Net income applicable to common shares	$0.25	$0.54	$0.08	$1.58

Weighted average shares used to calculate earnings per common share:
Basic	463,337	458,799	462,039	458,119
Diluted	463,586	459,141	462,302	458,473

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$48,199	$736,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	369,629	343,496
Amortization of market lease intangibles, net	(980)	(619)
Amortization of deferred compensation	21,068	16,467
Amortization of deferred financing costs, net	14,950	14,122
Straight-line rents	(24,817)	(35,082)
Loan and direct financing lease interest accretion	(71,243)	(58,271)
Deferred rental revenues	(1,496)	(420)
Equity income from unconsolidated joint ventures	(33,916)	(39,388)
Distributions of earnings from unconsolidated joint ventures	4,587	3,895
Lease termination income, net	(1,103)	(38,001)
Gain on sales of real estate	(6,377)	(28,010)
Foreign exchange and other gains, net	(7,103)	(2,143)
Impairments	620,155	—
Changes in:
Accounts receivable, net	(10,634)	(7,193)
Other assets	(1,186)	(14,345)
Accounts payable and accrued liabilities	(52,073)	(8,447)
Net cash provided by operating activities	867,660	883,022
Cash flows from investing activities:
Acquisition of RIDEA III, net	(770,325)	—
Cash used to acquire the CCRC unconsolidated joint venture interest, net	—	(370,186)
Acquisitions of other real estate	(430,336)	(467,147)
Development of real estate	(190,082)	(118,732)
Leasing costs and tenant and capital improvements	(52,371)	(44,953)
Proceeds from sales of real estate, net	19,555	36,938
Contributions to unconsolidated joint ventures	(43,242)	(2,935)
Distributions in excess of earnings from unconsolidated joint ventures	16,086	1,986
Proceeds from the sales of marketable securities	782	—
Principal repayments on loans receivable	51,491	49,503
Investments in loans receivable and other	(283,252)	(24,480)
Increase in restricted cash	(3,891)	(17,219)
Net cash used in investing activities	(1,685,585)	(957,225)
Cash flows from financing activities:
Net borrowings under bank line of credit	282,099	70,000
Repayments under bank line of credit	(102,063)	—
Borrowings under term loan	333,014	—
Issuance of senior unsecured notes	1,338,555	1,150,000
Repayments of senior unsecured notes	(400,000)	(487,000)
Issuance of mortgage and other debt	—	39,671
Repayments of mortgage and other debt	(50,187)	(202,134)
Deferred financing costs	(14,556)	(16,550)
Issuance of common stock and exercise of options	169,497	73,059
Repurchase of common stock	(8,006)	(11,599)
Dividends paid on common stock	(783,578)	(750,835)
Issuance of noncontrolling interests	4,812	4,282
Distributions to and purchase of noncontrolling interests	(13,707)	(11,719)
Net cash provided by (used in) financing activities	755,880	(142,825)
Effect of foreign exchange on cash and cash equivalents	(1,267)	3
Net decrease in cash and cash equivalents	(63,312)	(217,025)
Cash and cash equivalents, beginning of period	183,810	300,556
Cash and cash equivalents, end of period	$120,498	$83,531

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income applicable to common shares	$115,046	$247,208	$38,613	$723,651
Depreciation and amortization	134,704	122,975	369,629	343,496
Other depreciation and amortization(2)	5,204	4,769	17,016	12,571
Impairment of real estate	—	—	2,948	—
Gain on sales of real estate	(52)	—	(6,377)	(28,010)
Equity income from unconsolidated joint ventures	(8,314)	(10,168)	(33,916)	(39,388)
FFO from unconsolidated joint ventures	20,530	14,571	69,322	48,683
Noncontrolling interests’ and participating securities’ share in earnings	2,908	3,851	9,586	13,310
Noncontrolling interests’ and participating securities’ share in FFO	(6,656)	(5,902)	(18,983)	(17,425)
FFO applicable to common shares	$263,370	$377,304	$447,838	$1,056,888
Distributions on dilutive convertible units	2,365	3,486	—	10,327
Diluted FFO applicable to common shares	$265,735	$380,790	$447,838	$1,067,215

Diluted FFO per common share	$0.57	$0.82	$0.97	$2.30

Weighted average shares used to calculate diluted FFO per share	467,772	465,247	462,302	464,512

Impact of adjustments to FFO:
Other impairments(3)	$96,856	$—	$617,207	$—
Transaction-related items(4)	1,538	(31,026)	28,973	(23,125)
Severance-related charge(5)	—	—	6,713	—
Foreign currency remeasurement losses (gains)	4,036	—	(5,497)	—
	$102,430	$(31,026)	$647,396	$(23,125)

FFO as adjusted applicable to common shares	$365,800	$346,278	$1,095,234	$1,033,763
Distributions on dilutive convertible units and other	3,443	3,554	10,198	10,383
Diluted FFO as adjusted applicable to common shares	$369,243	$349,832	$1,105,432	$1,044,146
Per common share impact of adjustments on diluted FFO	$0.22	$(0.07)	$1.39	$(0.05)

Diluted FFO as adjusted per common share	$0.79	$0.75	$2.36	$2.25

Weighted average shares used to calculate diluted FFO as adjusted per share	469,590	465,247	468,320	464,512

(1)

We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income (loss) applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of property, impairments of, or related to, depreciable real estate, plus real estate and direct financing lease (“DFL”) depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income (loss). We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of severance-related charges, impairments (recoveries) of non-depreciable assets, foreign currency remeasurement losses (gains) and transaction-related items (defined below). Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (loss) (determined in accordance with GAAP) or NAREIT FFO.

(2)

For the three months ended September 30, 2015, other depreciation and amortization include: (i) $3 million of DFL depreciation and (ii) $2 million of lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the 2014 Brookdale Transaction. For the nine months ended September 30, 2015, other depreciation and amortization include: (i) $10 million of DFL depreciation and (ii) $7 million of lease incentive amortization (reduction of straight-line rents) related to the 2014 Brookdale Transaction.

(3)

For the three months ended September 30, 2015, other impairments include: (i) $70 million related to our Four Seasons Notes and (ii) $27 million related to our equity investment in HCRMC. For the nine months ended September 30, 2015, other impairments include: (i) $478 million related to our DFL investments with HCRMC, (ii) $112 million related to our Four Seasons Notes and (iii) $27 million related to our equity investment in HCRMC. See Note 15 to the Consolidated Financial Statements for the quarter ended September 30, 2015 included in our Quarterly Report on Form 10-Q.

(4)

2014 transaction-related items primarily relate to the Brookdale Transaction that closed in August 2014. See the “Non-GAAP Financial Measures Reconciliations” section of the Management Discussion and Analysis for the quarter ended September 30, 2015 included in our Quarterly Report on Form 10-Q.

(5)	The severance-related charge relates to the resignation of our former Executive Vice President and Chief Investment Officer.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
FFO as adjusted applicable to common shares	$365,800	$346,278	$1,095,234	$1,033,763
Amortization of market lease intangibles, net	(344)	(276)	(980)	(619)
Amortization of deferred compensation(2)	5,344	5,461	18,174	16,467
Amortization of deferred financing costs, net	5,224	4,648	14,950	14,122
Straight-line rents	(7,069)	(8,627)	(24,817)	(35,082)
DFL accretion(3)	(22,662)	(18,760)	(64,176)	(57,995)
Other depreciation and amortization	(5,204)	(4,769)	(17,016)	(12,571)
Deferred revenues — tenant improvement related	(746)	(456)	(2,137)	(1,673)
Deferred revenues — additional rents	254	551	641	1,253
Leasing costs and tenant and capital improvements	(23,212)	(17,044)	(50,879)	(44,502)
Lease restructure payments(4)	6,067	4,289	16,368	4,289
Joint venture adjustments — CCRC entrance fees(5)	8,386	3,978	22,048	3,978
Joint venture and other FAD adjustments(3)	(21,892)	(17,564)	(59,153)	(47,575)
FAD applicable to common shares	$309,946	$297,709	$948,257	$873,855
Distributions on dilutive convertible units	3,547	3,486	10,683	10,327

Diluted FAD applicable to common shares	$313,493	$301,195	$958,940	$884,182

Diluted FAD per common share	$0.67	$0.65	$2.05	$1.90

Weighted average shares used to calculate diluted FAD per common share	469,590	465,247	468,320	464,512

(1)         Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents); and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD is: (i) computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) determined in accordance with GAAP.

(2)         For the nine months ended September 30, 2015, excludes $3 million related to the acceleration of deferred compensation for restricted stock units and stock options that vested upon the resignation of our former Executive Vice President and Chief Investment Officer, which is included in the severance-related charge for the nine months ended September 30, 2015.

(3)         For the three months ended September 30, 2015 and 2014, DFL accretion reflects an elimination of $14 million and $16 million, respectively. For the nine months ended September 30, 2015 and 2014, DFL accretion reflects an elimination of $44 million and $47 million, respectively. Our equity investment in HCRMC is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment.

(4)         Over a period of three years from the closing of the 2014 Brookdale Transaction, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(5)         Represents our 49% share of non-refundable entrance fees included in FAD as the fees are collected by our CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$117,954	$251,059	$48,199	$736,961
Interest income	(19,842)	(17,517)	(89,049)	(51,150)
Investment management fee income	(454)	(447)	(1,372)	(1,340)
Interest expense	122,157	111,275	357,569	324,755
Depreciation and amortization	134,704	122,975	369,629	343,496
General and administrative	20,534	19,479	74,152	62,034
Acquisition and pursuit costs	1,553	5,475	23,350	13,376
Impairments	69,622	—	592,921	—
Gain on sales of real estate, net of income taxes	(52)	—	(6,377)	—
Other expense (income), net	1,026	(3,111)	(11,753)	(5,750)
Income tax (benefit) expense	(1,980)	55	(6,620)	2,840
Equity income from unconsolidated joint ventures	(8,314)	(10,168)	(33,916)	(39,388)
Impairment of investments in unconsolidated joint ventures	27,234	—	27,234	—
Total discontinued operations	—	—	—	(29,746)
NOI	$464,142	$479,075	$1,343,967	$1,356,088
Non-cash adjustments to NOI	(30,193)	(65,644)	(80,906)	(132,499)
Cash (adjusted) NOI	$433,949	$413,431	$1,263,061	$1,223,589
Non-SPP cash (adjusted) NOI	(46,547)	(22,830)	(111,015)	(78,750)
Same property portfolio cash (adjusted) NOI(2)	$387,402	$390,601	$1,152,046	$1,144,839
Cash (adjusted) NOI % change — SPP(2)	(0.8)%		0.6%

(1)         We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate our same property portfolio (“SPP”). We believe that net income (loss) is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (loss) as defined by GAAP since it does not reflect various excluded items. Further, our definition of NOI may not be comparable to the definition used by other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees. Cash NOI is oftentimes referred to as “adjusted NOI.”

(2)         SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population by eliminating changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented, excluding assets held for sale. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. Newly acquired operating assets are generally considered stabilized at the earlier of lease up (typically when the tenant(s) controls the physical use of at least 80% of the space) or 12 months from the acquisition date. Newly completed developments and redevelopments are considered stabilized at the earlier of lease up or 24 months from the date the property is placed in service. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. SPP cash NOI excludes the effects of foreign exchange rate movements by using the average current period exchange rate to translate from British pound sterling into U.S. dollars for the comparison periods. A property is removed from our SPP when it is sold, placed into redevelopment or changes its reporting structure.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2015
	Low	High

Diluted earnings per common share	$0.52	$0.58
Depreciation and amortization	1.10	1.10
Other depreciation and amortization	0.05	0.05
Impairment of real estate	0.01	0.01
Gain on sales of real estate	(0.01)	(0.01)
Joint venture FFO adjustments	0.07	0.07
Diluted FFO per common share	$1.74	$1.80
Other impairments, net	1.31	1.31
Transaction-related items	0.07	0.07
Severance-related charge	0.01	0.01
Foreign currency remeasurement gains	(0.01)	(0.01)
Diluted FFO as adjusted per common share	$3.12	$3.18
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.07)	(0.07)
DFL accretion	(0.18)	(0.18)
Other depreciation and amortization	(0.05)	(0.05)
Leasing costs and tenant and capital improvements	(0.19)	(0.19)
Lease restructure payments	0.05	0.05
Joint venture adjustments — CCRC entrance fees	0.06	0.06
Joint venture and other FAD adjustments	(0.16)	(0.16)
Diluted FAD per common share	$2.66	$2.72

(1)         The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

HCP, Inc.

Pro Forma Leverage Ratios, Total Debt and Total Gross Assets

Dollars in thousands

(Unaudited)

Pro Forma
November 2,
2015
Pro Forma Leverage Ratios
Financial Leverage(1)	43.7%
Consolidated Debt/Consolidated Gross Assets	44.1%

Pro Forma Total Debt(2)

Bank line of credit	$1,000,824
Term loans	540,784
Senior unsecured notes	8,568,729
Mortgage debt	939,982
Other debt	94,561
Consolidated Debt at September 30, 2015	11,144,880
HCP’s share of unconsolidated joint venture mortgage debt	309,539
HCP’s share of unconsolidated joint venture other debt	174,136
Total Debt(3) at September 30, 2015	$11,628,555
Pro forma adjustments	(405,000)
Pro Forma Total Debt at November 2, 2015	$11,223,555

Pro Forma Total Gross Assets(4)

Consolidated total assets	$22,192,973
Investments in and advances to unconsolidated joint ventures	(607,790)
Accumulated depreciation and amortization	2,895,267
Consolidated Gross Assets at September 30, 2015	24,480,450
HCP’s share of unconsolidated joint venture gross assets	1,310,478
Total Gross Assets(5) at September 30, 2015	$25,790,928
Pro forma adjustments	(116,000)
Pro Forma Total Gross Assets at November 2, 2015	$25,674,928

(1)         Represents Total Debt divided by Total Gross Assets. Financial Leverage is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. The ratio of Consolidated Debt to Consolidated Gross Assets is the most directly comparable GAAP measure to Financial Leverage. Our pro rata share of total debt from our unconsolidated joint ventures is not intended to reflect our actual liability or ability to access assets should there be a default under any or all such loans or a liquidation of the joint ventures. We have provided reconciliations of the June 30, 2015 measure to the most comparable GAAP measure in our Current Report on Form 8-K dated August 4, 2015.

(2)         Represents Total Debt as of September 30, 2015, pro forma for significant transactions that closed after September 30, 2015 and projected cash flows from operations subsequent to September 30, 2015. Pro forma adjustments include the reduction of debt from the proceeds of the following: (i) $99 million from a portion of 12 HCRMC non-strategic facility sales, (ii) $110 million from the sale of a noncontrolling interest in a medical office joint venture, (iii) $23 million from the sale of stock under our ATM Program, (iv) $23 million from the payoff of a loan in our hospital segment and (v) $150 million from cash generated from operations.

(3)         Represents Consolidated Debt plus our pro rata share of total debt from our unconsolidated joint ventures.

(4)         Represents Total Gross Assets as of September 30, 2015, pro forma for significant transactions that closed after September 30, 2015. Pro forma adjustments include the following: (i) $99 million from a portion of 12 HCRMC non-strategic facility sales and (ii) $17 million from the payoff of a loan in our hospital segment.

(5)         Represents Consolidated Gross Assets plus our pro rata share of total assets from our unconsolidated joint ventures and equity interest in HCRMC, after adding back accumulated depreciation and amortization.

HCP, Inc.

Projected SPP Cash NOI(1)

Dollars in thousands

(Unaudited)

For the projected full year 2015 (low):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$667,000	$529,000	$270,300	$254,300	$83,600	$1,804,200
Non-cash adjustments to NOI(3)	(17,100)	(78,000)	(9,900)	(5,000)	1,100	(108,900)
Cash (adjusted) NOI	649,900	451,000	260,400	249,300	84,700	1,695,300
Non-SPP cash (adjusted) NOI	(113,000)	(20,400)	(11,700)	(29,600)	(100)	(174,800)
SPP cash (adjusted) NOI	$536,900	$430,600	$248,700	$219,700	$84,600	1,520,500

Addback adjustments(4)						283,700
Other income and expenses(5)						180,000
Costs and expenses(6)						(1,117,000)
Impairments, net						(586,921)
Impairment of investments in unconsolidated joint ventures						(27,234)
Net income						$253,045

For the projected full year 2015 (high):

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$674,400	$534,800	$273,300	$257,100	$84,500	$1,824,100
Non-cash adjustments to NOI(3)	(18,000)	(79,200)	(10,300)	(5,300)	1,000	(111,800)
Cash (adjusted) NOI	656,400	455,600	263,000	251,800	85,500	1,712,300
Non-SPP cash (adjusted) NOI	(114,300)	(20,300)	(12,000)	(30,000)	(50)	(176,650)
SPP cash (adjusted) NOI	$542,100	$435,300	$251,000	$221,800	$85,450	1,535,650

Addback adjustments(4)						288,450
Other income and expenses(5)						184,000
Costs and expenses(6)						(1,113,000)
Impairments, net						(586,921)
Impairment of investments in unconsolidated joint ventures						(27,234)
Net income						$280,945

For the year ended December 31, 2014:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
NOI(2)	$695,672	$553,235	$251,034	$222,757	$82,678	$1,805,376
Non-cash adjustments to NOI(3)	(78,197)	(69,141)	(10,075)	(1,406)	443	(158,376)
Cash (adjusted) NOI	617,475	484,094	240,959	221,351	83,121	1,647,000
Non-SPP cash (adjusted) NOI	(97,493)	(18,048)	(5,914)	(5,128)	7	(126,576)
SPP cash (adjusted) NOI	$519,982	$466,046	$235,045	$216,223	$83,128	1,520,424

Addback adjustments(4)						284,952
Other income and expenses(5)						136,436
Costs and expenses(6)						(999,054)
Impairment of investments in unconsolidated joint ventures						(35,913)
Total discontinued operations						29,746
Net income						$936,591

Projected SPP cash (adjusted) NOI growth for the full year 2015:

	Senior	Post-acute/	Life	Medical
	Housing	Skilled nursing	Science	Office	Hospital	Total
Low	3.25%	(7.6)%	5.8%	1.6%	1.8%	—%
High	4.25%	(6.6)%	6.8%	2.6%	2.8%	1.0%

(1)         The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the potential impact of unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)         Represents rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses.

(3)         Represents straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees.

(4)         Represents non-cash adjustments to NOI and non-SPP cash (adjusted) NOI.

(5)         Represents interest income, investment management fee income, gain on sales of real estate, net of income taxes (continuing operations), other income, net, income taxes and equity income from unconsolidated joint ventures.

(6)         Represents interest expense, depreciation and amortization, general and administrative expenses, and acquisition and pursuit costs.

No reconciliations of projected senior housing RIDEA portfolio SPP Cash NOI growth and consolidated SPP Cash NOI growth, excluding HCRMC are included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts, and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.